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                                                                       EXHIBIT 11.1

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                (Thousands of Dollars, Except Per Share Amounts)


                                                             Three Months Ended
                                                                  March 31,
                                                             1995           1994


COMPUTATION OF EARNINGS PER SHARE
 ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .    $    3,759     $    6,283
   Less:  Preferred stock dividend requirements. . . .        (2,964)          (532)

   Net income applicable to common stock . . . . . . .    $      795     $    5,751

   Weighted average number of shares of common
      stock outstanding. . . . . . . . . . . . . . . .    43,573,008     43,320,425

   Earnings per share assuming no dilution . . . . . .    $      .02     $      .13

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING FULL DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .    $    3,759     $    6,283
   Less:  Preferred stock dividend requirements. . . .        (2,964)          (532)
   Add:  Reduction of preferred stock dividends
      applicable to the assumed conversion of
      Convertible Preferred Stock. . . . . . . . . . .         2,695            239

   Net income applicable to common stock
      assuming full dilution . . . . . . . . . . . . .    $    3,490     $    5,990

   Weighted average number of shares of common
      stock outstanding. . . . . . . . . . . . . . . .    43,573,008     43,320,425
   Weighted average common stock equivalents
      applicable to stock options. . . . . . . . . . .        55,858         49,013
   Weighted average shares issuable upon conversion
      of Convertible Preferred Stock . . . . . . . . .     6,381,798        567,271

   Weighted average shares used for computation. . . .    50,010,664     43,936,709

   Earnings per share assuming full dilution . . . . .    $      .07<F1> $      .14<F1>

<F1>
This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is contrary to APB Opinion No. 15 because it produces an antidilutive result.

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